                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               _________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. ____)

                        PERITUS SOFTWARE SERVICES, INC.
                                (Name of Issuer)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  714006 10 3
                                 (CUSIP Number)

                               _________________
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CUSIP No. 714006 10 3                                           Page 2 of 10

                         SCHEDULE 13G

____________________________________________________________________________

1.   Name of Reporting Person
     ------------------------

     Dominic K. Chan

     I.R.S. Identification Number of Above Person (Entities Only)
     ------------------------------------------------------------

     Not Applicable
____________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group
     ------------------------------------------------

     Not Applicable                                (a)  [_]
                                                   (b)  [_]
____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization
     ------------------------------------

     United States of America

____________________________________________________________________________

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   Sole Voting Power
     -----------------

     18,750 shares

____________________________________________________________________________

6.   Shared Voting Power
     -------------------

     2,495,013 shares

____________________________________________________________________________
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CUSIP No. 714006 10 3                                           Page 3 of 10
____________________________________________________________________________

7.   Sole Dispositive Power
     ----------------------

     18,750 shares

____________________________________________________________________________

8.   Shared Dispositive Power
     ------------------------

     2,495,013 shares

____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Reporting Person
     -------------------------------------------------------

     2,513,763 shares

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares
     ------------------------------------------------------------------

     [_]

____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9
     -----------------------------------------------

     19.1%

____________________________________________________________________________

12.  Type of Reporting Person
     ------------------------

     IN

____________________________________________________________________________
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CUSIP No. 714006 10 3                                           Page 4 of 10

                         SCHEDULE 13G

____________________________________________________________________________

1.   Name of Reporting Person
     ------------------------

     Marsha C. Chan

     I.R.S. Identification Number of Above Person (Entities Only)
     ------------------------------------------------------------

     Not Applicable
____________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group
     ------------------------------------------------

     Not Applicable                                (a)  [_]
                                                   (b)  [_]

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization
     ------------------------------------

     United States of America

____________________________________________________________________________

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   Sole Voting Power
     -----------------

     0 shares

____________________________________________________________________________

6.   Shared Voting Power
     -------------------

     2,695,013 shares
____________________________________________________________________________

CUSIP No. 714006 10 3                                           Page 5 of 10
____________________________________________________________________________

7.   Sole Dispositive Power
     ----------------------

     0 shares

____________________________________________________________________________

8.   Shared Dispositive Power
     ------------------------

     2,695,013 shares

____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Reporting Person
     -------------------------------------------------------

     2,695,013 shares

____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares
     ------------------------------------------------------------------

     [_]

____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9
     -----------------------------------------------

     20.0%

____________________________________________________________________________

12.  Type of Reporting Person
     ------------------------

     IN

____________________________________________________________________________

CUSIP No. 714006 10 3                                           Page 6 of 10

ITEM 1(A).  NAME OF ISSUER:

     Peritus Software Services, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     304 Concord Road
     Billerica, Massachusetts 01821


ITEM 2(A).  NAME OF PERSON FILING:

     (x)  Dominic K. Chan

     (y)  Marsha C. Chan


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     (x)  Dominic K. Chan
          304 Concord Road
          Billerica, Massachusetts 01821

     (y)  Marsha C. Chan
          304 Concord Road
          Billerica, Massachusetts 01821


ITEM 2(C).  CITIZENSHIP:

     (x)  Dominic K. Chan - United States of America

     (y)  Marsha C. Chan -    United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.01 par value per share

CUSIP No. 714006 10 3                                           Page 7 of 10

ITEM 2(E). CUSIP NUMBER:

     714006 10 3


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable


ITEM 4.   OWNERSHIP:

     (a)  Amount beneficially owned:
          -------------------------

          (x) Dominic K. Chan - 2,513,763 shares

          (y) Marsha C. Chan - 2,695,013 shares

     (b)  Percent of class:
          ----------------

          (x)  Dominic K. Chan - 19.1%

          (y)  Marsha C. Chan - 20.0%

     (c)  Number of shares as to which such person has:
          --------------------------------------------

          (i)   Sole power to vote or to direct the vote:
                ----------------------------------------

               (x)  Dominic K. Chan - 18,750 shares

               (y)  Marsha C. Chan - 0 shares

          (ii)  Shared power to vote or to direct the vote:
                ------------------------------------------

               (x) Dominic K. Chan - 2,495,013 shares

               (y) Marsha C. Chan - 2,695,013 shares

CUSIP No. 714006 10 3                                           Page 8 of 10

         (iii)  Sole power to dispose or to direct the disposition of:
                -----------------------------------------------------

               (x)  Dominic K. Chan - 18,750 shares

               (y)  Marsha C. Chan - 0 shares

         (iv)   Shared power to dispose or to direct the disposition of:
                -------------------------------------------------------

               (x) Dominic K. Chan - 2,495,013 shares

               (y) Marsha C. Chan - 2,695,013 shares


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     200,000 shares of Common Stock beneficially owned by Marsha C. Chan and reported herein are held in the name of The Chan Family Irrevocable Trust (the "Trust"), of which Marsha C. Chan is a co-trustee. The beneficiaries and trustees of the Trust have the right to receive or the power to direct the receipt, respectively, of dividends from or the proceeds from the sale of, such shares.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

     Not applicable

CUSIP No. 714006 10 3                                           Page 9 of 10

ITEM 10.  CERTIFICATION:

     Not applicable

CUSIP No. 714006 10 3                                           Page 10 of 10

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February ___, 1998                     Date:  February ___, 1998


/s/ Dominic K. Chan                           /s/ Marsha C. Chan
-------------------                           ------------------
Dominic K. Chan                               Marsha C. Chan